                                                                      EXHIBIT 12


                    THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

               (all amounts except ratios are shown in thousands)


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

                                                  1997            1996             1995            1994             1993
                                                --------        --------         --------        --------         ------

Pretax income                                   $231,147        $250,608         $225,574        $251,459         $119,651

Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                                   (3,018)            (48)          (1,384)           (871)          (2,355)

Add losses of less than 50%
  owned affiliates included
  in pretax income                                    66              56            1,808             490           21,063

Add fixed charges net of
  capitalized interest                            10,803          10,955           10,376           3,149            4,154

Add previously capitalized
  interest amortized during
  period                                           1,118             968            1,096             452              272
                                                 -------         -------          -------         -------          -------

"Earnings"                                      $240,116        $262,539         $237,470        $254,679         $142,785
                                                 =======         =======          =======         =======          =======

Gross interest expense
  including capitalized
  interest ("Fixed Charges")                    $ 13,194        $ 14,010         $ 14,693        $  6,922         $  6,292

Ratio of earnings to
  fixed charges                                     18.2            18.7             16.2            36.8             22.7

SPECIAL ADJUSTMENTS:

"Earnings"                                      $240,116        $262,539         $237,470        $254,679         $142,785

Plus asset impairment
  and special charges                                                               9,489                           86,303

Less gains on investments                                        (53,280)         (38,459)        (41,235)         (42,443)
                                                 -------         -------          -------         -------          -------

Adjusted "Earnings"                             $240,116        $209,259         $208,500        $213,444         $186,645
                                                 =======         =======          =======         =======          =======

Ratio of adjusted earnings
  to fixed charges                                 18.2            14.9              14.2            30.8             29.7

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